Exhibit 99.1

General Monitors, Inc.

Consolidated Financial Report

December 31, 2009

Report of Independent Auditors

To the Board of Directors and Shareholders of General Monitors, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows, and changes in shareholders’ equity present fairly, in all material respects, the financial position of General Monitors, Inc. and its subsidiary (the “Company”) at December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
December 23, 2010

GENERAL MONITORS, INC.

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

Year Ended December 31, 2009
Net sales	$50,756
Other income	101

50,857

Costs and expenses
Cost of products sold	20,755
Selling, general and administrative	13,629
Research and development	4,758
Interest	2
Currency exchange gains	(88)

39,056

Income before income taxes	11,801
Provision for income taxes	241

Net income	11,560

See Notes to Consolidated Financial Statements.

GENERAL MONITORS, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$9,043
Accounts receivable, less allowance for doubtful accounts of $576	8,131
Inventories, net	3,718
Prepaid expenses and other current assets	640

Total current assets	21,532

Property and equipment, net	3,292
Other noncurrent assets	65

Total assets	24,889

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,032
Other current liabilities	3,075
Income taxes payable	133

Total current liabilities	4,240
Other noncurrent liabilities	190

Total liabilities	4,430

Shareholders’ Equity
Common stock-authorized 800,000 shares of $0.10 par value; issued 79,026 shares	8
Additional paid in capital	1,821
Note receivable from shareholder	(639)
Retained earnings	19,269

Total shareholders’ equity	20,459

Total liabilities and shareholders’ equity	24,889

See Notes to Consolidated Financial Statements.

GENERAL MONITORS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2009
Operating Activities
Net income	$11,560
Depreciation	542
Net loss from investing activities – property disposals	24
Other noncurrent assets and liabilities	234

Operating cash flow before changes in working capital	12,360

Accounts receivable	1,042
Inventories	696
Accounts payable and accrued liabilities	(2,170)
Prepaid expenses and other current assets	50

Increase in working capital	(382)

Cash flow from operating activities	11,978

Investing Activities
Property additions	(632)
Property disposals	35

Cash flow from investing activities	(597)

Financing Activities
Distributions to shareholders	(8,535)
Payments on short-term debt, net	(1,000)
Payments on long-term debt	(168)
Collections on note receivable from shareholder	200

Cash flow from financing activities	(9,503)

Increase in cash and cash equivalents	1,878
Beginning cash and cash equivalents	7,165

Ending cash and cash equivalents	9,043

Supplemental cash flow information
Interest payments	$26
Income tax payments	$206

See Notes to Consolidated Financial Statements.

GENERAL MONITORS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Year Ended December 31, 2009

(In thousands)

	Common Stock	Additional Paid In Capital	Note Receivable From Shareholder	Retained Earnings	Total Equity
Balances December 31, 2008	$8	$1,821	$(839)	$16,244	$17,234

Net income	—	—	—	11,560	11,560

Distributions to shareholders	—	—	—	(8,535)	(8,535)

Collections on note receivable	—	—	200	—	200

Balances December 31, 2009	8	1,821	(639)	19,269	20,459

See Notes to Consolidated Financial Statements.

GENERAL MONITORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: General Monitors, Inc. (GMI) and its wholly owned subsidiary, General Monitors DISC, Inc., (collectively the Company or the Companies) design, engineer, manufacture and distribute gas monitoring and flame detection devices primarily for the oil and gas and mining industries. The Company’s products are sold internationally and domestically, with international sales comprising approximately 46 percent of net sales.

The Company’s exported products are regulated by the U.S. Department of Commerce. While GMI’s management makes every effort to maintain full compliance with all applicable export laws and regulations, an ongoing risk exists that one or more of the Company’s activities may at some point be determined to be noncompliant. Notwithstanding the risks inherent in the Company’s business, management believes that GMI enjoys a good reputation and is in compliance with applicable regulations.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, General Monitors DISC, Inc. Intercompany accounts and transactions are eliminated.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying note disclosures. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the reserve for slow-moving or obsolete inventories, the carrying value of long-lived assets, warranty accrual, accrued liabilities and accrued employee benefits.

Cash and cash equivalents: Cash in excess of daily requirements is invested in money market accounts or certificates of deposit with original maturities of three months or less. Such investments are deemed to be cash equivalents.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable: Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history, and current economic conditions. An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than the agreed terms. Interest is not charged on accounts receivable that are considered past due. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories: Inventories are valued on a first-in first-out (FIFO) basis at the lower of cost or market (net realizable value). Management periodically reviews inventories for slow-moving and/or obsolete items and directly writes off amounts as needed.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease.

Useful Lives
Automobiles	3 years
Machinery, furniture and equipment	3 – 10 years
Leasehold improvements	5 – 30 years
Buildings	30 – 40 years

Depreciation expense included in the Consolidated Statement of Income for the year ended December 31, 2009 was $0.5 million.

Impairment of long-lived assets: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows is less than the carrying value of the assets, the assets will be written down to the estimated fair value and the loss recognized in income from continuing operations in the period in which the determination is made. Management has determined that no impairment of long-lived assets exists at December 31, 2009.

Revenue recognition: Revenue is recognized when title, ownership and the risk of loss have transferred to the customer, which generally occurs when the product is shipped to the customer. Revenue related to services is recognized when services are performed.

Shipping and handling: Shipping and handling expenses are recorded as costs of products sold in the Consolidated Statement of Income.

Product returns and warranties: The Company provides a limited two-year warranty for its products. The Company’s standard warranties require the Company to repair or replace defective products during such warranty period at no cost to the consumer. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Research and development: Research and development costs related to present and future products are expensed as they are incurred.

Income taxes: The Company, with the consent of its shareholders, has elected to be taxed under sections of income tax law (federal and various states) which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. As a result of this election, no federal income taxes have been recorded in the accompanying consolidated financial statements and state income taxes are at a rate per each state’s respective tax law.

Foreign exchange contracts: The Company enters into foreign exchange contracts as a hedge against receivables, payables and anticipated sales of inventories which are denominated in a foreign currency. Unrealized gains and losses on forward exchange contracts are recognized in income as the derivative instruments do not qualify as hedging instruments pursuant to Financial Accounting Standards Board (FASB) ASC topic Derivatives and Hedging. Cash flows related to purchases and maturities of foreign exchange contracts are included in cash flows from operations.

Fair value of financial instruments: The carrying value of cash and cash equivalents and certificates of deposit approximates their fair value. The estimated fair value of foreign exchange contracts is based on quoted market prices for these contracts and approximates their carrying amount. Interest on long-term debt is payable at variable and fixed rates, which approximate market rates at December 31, 2009.

We estimate the fair value of these financial instruments using valuation models with inputs that generally can be verified by observable market conditions and do not involve significant management judgment. Accordingly, the fair values of these financial instruments are classified within Level 2 of the fair value hierarchy.

The fair value estimates are based on pertinent information available to management as of December 31, 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts as of these dates, such amounts have not been comprehensively revalued for the purpose of these financial statements since that date. Current estimates of fair value may differ from the amounts presented.

Recent accounting pronouncements: In September 2006, the FASB issued a new accounting pronouncement which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Company adopted this accounting pronouncement for financial assets and financial liabilities in 2008 and for non-financial assets and non-financial liabilities in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In July 2006, FASB issued a new accounting pronouncement which clarifies the accounting for uncertainty due to tax positions taken or expected to be taken in an income tax return and requires additional disclosures. The Company adopted this accounting pronouncement in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In December 2007, the FASB issued a new accounting pronouncement which significantly changed the accounting for business combinations and will impact financial statements both on the acquisition date and in subsequent periods. This accounting pronouncement establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The accounting pronouncement also includes a substantial number of new disclosure requirements. The Company adopted this pronouncement in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an Accounting Standard Codification which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with U.S. GAAP. The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. The Codification affects the way the Company references U.S. GAAP in the consolidated financial statements. The Company adopted the Codification in 2009.

In June 2009, the FASB issued a new accounting pronouncement which revises the approach to determine the primary beneficiary of a variable interest entity (VIE) and requires more frequent reassessment of whether a VIE must be consolidated. This accounting pronouncement is effective for the Company beginning in 2010. The adoption of this pronouncement in 2010 did not have a material effect on the Company’s results of operations or financial condition.

In October 2009, the FASB issued a new accounting pronouncement which changes the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a consolidated unit. This accounting pronouncement requires significantly expanded disclosures related to a vendor’s multiple deliverable revenue arrangements and is effective for the Company beginning in 2011. The Company is currently evaluating the impact of this pronouncement.

Note 2. Inventories

Inventories were comprised of the following at December 31, 2009:

(In thousands)
Raw materials	$1,920
Finished goods	2,599

4,519
Reserve for obsolescence	801

3,718

Note 3. Property and Equipment

Property and equipment consisted of the following at December 31, 2009:

(In thousands)
Land and buildings	$1,297
Leasehold improvements	3,421
Machinery, furniture and equipment	9,136

13,854
Accumulated depreciation	10,562

3,292

Note 4. Other Current Liabilities

Other current liabilities consisted of the following at December 31, 2009:

(In thousands)
Accrued salary and bonus	$184
Accrued vacation	181
Accrued employee benefits	386
Accrued warranty reserve	103
Accrued sales and GST taxes	594
Accrued commissions	1,024
Other accrued liabilities	603

3,075

Note 5. Commercial Credit and Long-term Debt

On March 5, 2009, the Company entered into a joint bank commercial credit agreement with General Monitors Transnational, LLC (GMT), an affiliated company, which replaced its previous commercial credit agreement. Under the terms of this commercial credit agreement (the Agreement), the Company had a $7.5 million revolving loan, which expired on May 1, 2010. As of December 31, 2009 there were no borrowings outstanding under the revolving loan. In connection with the Agreement, the Company had a $0.6 million standby letter-of-credit sublimit, of which $0.1 million was outstanding at December 31, 2009.

At the Company’s option, borrowings under the Agreement bore interest at either the bank’s reference rate (3.25% at December 31, 2009) or the bank’s LIBOR (.23% at December 31, 2009) plus 1.5%. The Agreement required the maintenance of certain joint financial ratios and minimum net worth levels, and restricted changes in ownership greater than 10%.

GMT had borrowings under the revolving loan under the Agreement. On April 1, 2009, the outstanding balance under the revolving loan was converted into a term loan with equal monthly payments of $52,500 plus interest through August 1, 2012 which were being paid by GMT.

On May 1, 2010, the Company and GMT amended the Agreement reducing the revolving loan limit to $2.0 million and extending the expiration date until May 1, 2013. The standby letter-of-credit sublimit was increased to $2.0 million. Standby letter-of-credits issued reduce the amount available under the revolving loan on a dollar-for-dollar basis.

On October 13, 2010, in connection with the sale of the Company (as further described in Note 11), the Agreement was cancelled and amounts due under the term loan were paid in full.

Note 6. Related Party Transactions

The Company transacts business with two companies General Monitors Transnational, LLC and Subsidiaries (GMT) and General Monitors Ireland Limited (GMIL) which are affiliated through certain common ownership and management. GMT provides product components and finished products for resale. In addition, GMT provides services for certain administrative, product development and marketing and sales promotion services, while the Company provides inventory to GMT and GMIL.

The Company transacts business with Wuxi General Monitors Co., Ltd. (Wuxi) which is affiliated through a 30 percent ownership by GMT. The Company provides product components and finished products for resale.

Related-party transactions were as follows for the year ended December 31, 2009:

(In thousands)
Sales to affiliates (included in net sales)	$2,661
Cost of goods sold to affiliates (included in cost of products sold)	1,786
Purchases from affiliates*	7,173
Servicing fees from affiliates (included in SG&A and R&D expenses)	10,694
Rent charged to affiliates (included in other income)	70
Net due to affiliates	448

*	Purchases from affiliates are generally charged to inventories and ultimately reported in cost of products sold.

Note 7. Commitments and Contingencies

Lease commitments and rent expense: The Company leases an operating facility under a non-cancelable operating lease agreement which calls for Consumer Price Index adjustments and expires in November 2016. Rent paid was $0.7 million for the twelve months ended December 31, 2009.

Future minimum lease commitments are as follows:

(In thousands)
2010	$671
2011	671
2012	671
2013	671
2014	671
Thereafter	1,285

Warranty accrual: Changes in the Company’s warranty liability for the twelve months ended December 31, 2009 are as follows:

(In thousands)
Beginning balance	$153
Provision for warranty costs	30
Warranty claims paid	(80)

Ending balance	103

Self-insurance of general liability: The Company acts as a self-insurer for its general liability coverage up to $0.5 million per claim. As of December 31, 2009, the Company is not aware of any amounts to be accrued as claims against the self-insured portion of the coverage.

Self-insurance of employee medical benefits: For most of the U.S. employees, the Company acts as a self-insurer for its medical, dental and vision claims, with stop-loss coverage for individual medical participant costs over $60,000 per year and an annual cap based on the number of employees. The Company has recorded a liability classified in other current liabilities, related to the Company’s self-insurance of its employee medical plan of $0.4 million at December 31, 2009. Medical expenses are included in cost of products sold or selling, general and administrative expenses.

Shareholders’ Equity: Upon death, termination of employment or permanent disability, the Company will purchase, to the extent permitted by law, all of the outstanding shares owned by a shareholder. The purchase price is based upon the adjusted net worth, as defined, of the Company determined as of the end of the month immediately preceding the month in which the event requiring determination of the purchase price occurs.

Note 8. Retirement Plan

The Company has a defined contribution plan covering substantially all U.S. employees who have completed a minimum of six months of service. Non-vesting, discretionary contributions matching 100% up to $1,000 of each employee’s annual contribution are determined by the Board of Directors. The Company contributed $0.1 million to the defined contribution plan for the year ended December 31, 2009.

Note 9. Issuance of Common Stock

On January 1, 2008, GMI sold 3,533 additional shares of the Company’s common stock at $222 per share to an existing shareholder for $0.8 million including $500 in cash and a promissory note. The note receivable, bearing interest at the prime rate (3.25% at December 31, 2009), was collateralized by the common stock sold. On October 13, 2010, in connection with the sale of the Company (as further described in Note 11), the balance due, including accrued but unpaid interest, was paid in full.

Note 10. Derivative Financial Instruments

The Company enters into certain derivative foreign currency forward contracts that do not meet the GAAP criteria for hedge accounting, but which have the impact of partially offsetting certain foreign currency exposures. These forward contracts are accounted for on a full mark-to-market basis and the related gains or losses are reported in currency exchange gains or losses. At December 31, 2009, the notional amount of open forward contracts was $1.2 million and the unrealized gain on these contracts was immaterial. All open forward contracts matured during the first quarter of 2010.

The fair values of assets and liabilities associated with derivative financial instruments at December 31, 2009 were insignificant. We estimate the fair value of these financial instruments using valuation models with inputs that generally can be verified by observable market conditions and do not involve significant management judgment. Accordingly, the fair values of these financial instruments are classified within Level 2 of the fair value hierarchy.

Losses on foreign exchange contracts are reported in currency exchange gains and losses and were $0.1 million for the twelve months ended December 31, 2009.

Note 11. Subsequent Events

On October 13, 2010, the Company sold substantially all of its assets to Mine Safety Appliances Company (MSA). MSA paid cash consideration of approximately $145.0 million, plus the assumption of substantially all of the liabilities of the Company. The sales price is subject to a working capital adjustment. There is no contingent consideration. Approximately $20.0 million of the cash consideration is held in an escrow account to cover potential unrecorded liabilities as of the closing date. Amounts not disbursed to pay unrecorded liabilities will be released to the Company approximately 24 months after the transaction date. The Company is not aware of any amount that currently needs to be disbursed from the escrow account. In connection with the sale, the Company changed its name to GLMNT CORP.

Management has evaluated subsequent events through December 23, 2010, the date the financial statements were issued, and has concluded that all events that would require recognition or disclosure are appropriately reflected in the financial statements.